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                                                                    EXHIBIT 99.1


REDLINE PERFORMANCE PRODUCTS, INC. CEASES OPERATIONS

COMPANY FILES FOR CHAPTER 7 PROTECTION

SAN DIEGO, CA and MINNEAPOLIS, MN -- (MARKET WIRE) -- 08/27/2004 -- Redline Performance Products, Inc. (AMEX: RED), which was engaged in the design, engineering and marketing of Redline(TM) snowmobiles, today announced that it has filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Minnesota. In connection with the filing, the Company has ceased all business activity and operations. The Company has determined that it does not have sufficient resources to continue its operations and has been unable to secure additional financing required to produce its snowmobiles and fund its operating activities. The court will appoint a bankruptcy trustee who will be responsible for the wind-up of the business.

In connection with the filing under Chapter 7, all directors and officers have resigned except Mark Payne, the Company's President and CEO, who will remain with the Company to facilitate the transition to a court-appointed trustee.

The Company did not file its quarterly report on Form 10-QSB for the quarter ended June 30, 2004, and does not intend to make such a filing. The American Stock Exchange has halted trading of the Company's common stock and the Company is no longer in compliance with the listing requirements for the American Stock Exchange. The Company has cancelled the annual meeting of shareholders scheduled for September 10, 2004.



Contact:
Redline Performance Products, Inc.
952-345-2257

SOURCE: Redline Performance Products